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SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED MAY 25, 1999
(TO PROSPECTUS DATED MAY 25, 1999)

                         PNC MORTGAGE SECURITIES CORP.
                         DEPOSITOR AND MASTER SERVICER
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1999-5

                                 $1,071,055,419
                                 (APPROXIMATE)

     The Servicing Fees with respect to four of the Group II Loans and 109 of the Group III Loans were incorrectly reflected and therefore certain related Pass-Through Rates and certain other related calculations were incorrect in the Prospectus Supplement dated May 25, 1999 to the Prospectus dated May 25, 1999. Accordingly, such Prospectus Supplement is amended as follows:

S-5, S-31:    The initial class notional amount for the Class II-X Certificates set forth as '$11,648,711' in the second sentence of footnote (2) on page S-5 and in the last sentence of the fourth full paragraph on page S-31 under the caption 'Description of the Certificates -- Distributions of Interest' is
              amended to read '$11,731,677.'

S-5, S-31:    The initial class notional amount for the Class III-X-2 Certificates set forth as '$6,785,467' in the second sentence of footnote (2) on page S-5 and in the last sentence of the sixth full paragraph on page S-31 under the caption 'Description of the Certificates -- Distributions of Interest' is
              amended to read '$7,095,730.'

S-5, S-31:    The initial class notional amount for the Class III-X-3 Certificates set forth as '$4,148,185' in the second sentence of footnote (2) on page S-5 and in the last sentence of the seventh full paragraph on page S-31 under the caption 'Description of the Certificates -- Distributions of
              Interest' is amended to read '$4,811,498.'

S-53:         The weighted average Servicing Fee for the Group II Loans set forth as approximately '0.738%' and the highest Servicing Fee for the Group II Loans set forth as '1.600%,' in each case under the caption 'Description of the Certificates -- Servicing Compensation and Payment of Expenses' on page
              S-53, are amended to read '0.735%' and '1.470%,' respectively.

S-53:         The weighted average Servicing Fee for the Group III Loans set forth as approximately '0.797%' and the highest Servicing Fee for the Group III Loans set forth as '1.800%,' in each case under the caption 'Description of the Certificates -- Servicing Compensation and Payment of Expenses' on page
              S-53, are amended to read '0.772%' and '1.520%,' respectively.

S-60:         In the table entitled 'Groups of Hypothetical Mortgage Loans -- Loan Group II' under the caption
              'Yield and Prepayment Considerations -- Prepayment Assumptions' on page S-60, the percent indicated
              thereunder in the second row of such table as the Pass-Through Rate is amended to read
              '7.2801186307%.'

S-60:         In the table entitled 'Groups of Hypothetical Mortgage Loans -- Loan Group III under the caption
              'Yield and Prepayment Considerations -- Prepayment Assumptions' on page S-60, the percents indicated
              thereunder in the third and fourth row of such table as the Pass-Through Rate are amended to read
              '7.5561015060%' and '8.1073979777%,' respectively.

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

S-83:         The table indicating the Pass-Through Rates for the Group II Loans on page S-83 is amended and restated in its entirety as follows:

                                          PASS-THROUGH RATES OF THE GROUP II LOANS
----------------------------------------------------------------------------------------------------------------------------
                                                                 AGGREGATE PRINCIPAL
                                                                   BALANCE OF THE                           WEIGHTED AVERAGE
                                                                   MORTGAGE LOANS       WEIGHTED AVERAGE       SCHEDULED
                           RANGE OF                                   AS OF THE             MORTGAGE         REMAINING TERM
                    PASS-THROUGH RATES (%)                          CUT-OFF DATE         INTEREST RATES       (IN MONTHS)
----------------------------------------------------------------------------------------------------------------------------
6.001 - 6.250%................................................     $    505,716.44            6.440%               359
6.251 - 6.500%................................................          765,000.00            6.750                360
6.501 - 6.750%................................................       10,327,107.66            7.198                354
6.751 - 7.000%................................................       46,335,342.71            7.587                358
7.001 - 7.250%................................................       21,259,680.05            7.803                357
7.251 - 7.500%................................................       31,314,990.24            8.315                351
7.501 - 7.750%................................................       21,590,255.82            8.505                356
7.751 - 8.000%................................................       15,050,229.00            8.495                353
8.001 - 8.250%................................................        4,678,165.22            9.082                358
8.251 - 8.500%................................................        1,033,322.35            9.067                359
8.501 - 8.750%................................................        1,461,600.00            9.662                360
9.001 - 9.250%................................................          794,648.31           10.000                359
                                                                 -------------------         ------                ---
                                                                   $155,116,057.80            8.033%*              355*
                                                                 -------------------
                                                                 -------------------

------------------------

* Represents a weighted average of all the Group II Loans.

     As of the Cut-Off Date, the Pass-Through Rates for the Group II Loans ranged from approximately 6.075% per annum to approximately 9.010% per annum, with a weighted average of approximately 7.254% per annum.

S-85:         The table indicating the Pass-Through Rates for the Group III Loans on page S-85 is amended and restated in its entirety as follows:

                                           PASS-THROUGH RATES OF THE GROUP III LOANS
-------------------------------------------------------------------------------------------------------------------------------
                                                                  AGGREGATE PRINCIPAL
                                                                    BALANCE OF THE        WEIGHTED AVERAGE     WEIGHTED AVERAGE
                                                                    MORTGAGE LOANS            MORTGAGE            SCHEDULED
                           RANGE OF                                    AS OF THE              INTEREST          REMAINING TERM
                    PASS-THROUGH RATES (%)                           CUT-OFF DATE              RATES             (IN MONTHS)
-------------------------------------------------------------------------------------------------------------------------------
 5.501 -  5.750%..............................................      $    182,142.36             6.875%                352
 5.751 -  6.000%..............................................           112,234.58             7.000                 352
 6.001 -  6.250%..............................................           750,549.48             6.500                 357
 6.251 -  6.500%..............................................         1,226,967.11             6.717                 359
 6.501 -  6.750%..............................................         6,660,354.07             6.954                 357
 6.751 -  7.000%..............................................        52,540,696.83             7.529                 358
 7.001 -  7.250%..............................................        69,529,416.97             7.898                 358
 7.251 -  7.500%..............................................        50,216,145.56             8.430                 358
 7.501 -  7.750%..............................................        56,015,097.88             8.510                 358
 7.751 -  8.000%..............................................        21,577,037.11             8.790                 357
 8.001 -  8.250%..............................................         8,466,207.95             9.185                 356
 8.251 -  8.500%..............................................         3,689,599.11             9.347                 358
 8.501 -  8.750%..............................................         1,915,659.32             9.643                 355
 8.751 -  9.000%..............................................           976,354.06             9.839                 332
 9.001 -  9.250%..............................................           625,219.18            10.125                 353
 9.251 -  9.500%..............................................           335,170.89            10.328                 346
 9.501 -  9.750%..............................................           338,858.21            10.527                 311
 9.751 - 10.000%..............................................            29,308.23            10.750                 232
10.001 - 10.250%..............................................           183,558.06            11.023                 319
10.251 - 10.500%..............................................            48,530.46            11.375                 292
10.751 - 11.000%..............................................            35,830.47            11.875                 296
11.001 - 11.250%..............................................            38,516.60            12.000                 296
11.251 - 11.500%..............................................            35,937.90            12.250                 295
                                                                                                                       --
                                                                  -------------------           -----
                                                                    $268,529,392.09             8.187%*               358*
                                                                  -------------------
                                                                  -------------------

------------------------

* Represents a weighted average of all the Group III Loans.

     As of the Cut-Off Date, the Pass-Through Rates for the Group III Loans ranged from approximately 5.725% per annum to approximately 11.260% per annum, with a weighted average of approximately 7.369% per annum.

                 The date of this Supplement is June 18, 1999.

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